Exhibit 99.1

     FIRST STATE FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2005 EARNINGS

    SARASOTA, Fla., April 13 /PRNewswire-FirstCall/ -- First State Financial Corporation (Nasdaq: FSTF), holding company for First State Bank, today reported net income for the first quarter of 2005 of $797,000 or 14 cents per share, versus net income of $420,000 or 13 cents per share for the first quarter of 2004, an increase of 1 cent. Diluted weighted average common equivalent shares outstanding for the three months ended March 31, 2005 were 5,878,387 compared to 3,189,655 for March 31, 2004. This 84.4% increase in shares outstanding resulted from the issuance of 2,446,625 shares in December 2004 in connection with the Company's initial public offering that raised $26.9 million in new capital. "The capital raised in our recent IPO has allowed First State to grow its earning assets and improve its net interest margin," according to President and CEO Corey Coughlin.

    The increase in net income for the first quarter of 2005 over the respective prior-year period resulted primarily from an increase in net interest income from $2.0 million to $2.8 million, or 39.6%. This growth is attributed to the 34.4% growth in total loans versus the year-ago period as well as growth in other earning assets from the proceeds of the Company's initial public offering held in December of 2004. The offset to this increase in income was an increase in non-interest expense from $1.5 million to $2.0 million.

    Total loans increased 34.4% to $252.1 million at March 31, 2005 compared to $187.6 million at March 31, 2004. Construction loans increased 120.3%, commercial real estate loans increased 32.1% and commercial loans increased 32.7%. The Company's allowance for loan losses has dropped to 1.09% of the loan portfolio versus 1.25% for 2004, with delinquencies improving by $1.1 million. "Our credit process has allowed us to manage loan demand in a manner that has increased our loan quality," according to Mr. Coughlin.

    Total deposits increased 21.3% to $245.1 million at March 31, 2005 compared to $202.0 million at March 31, 2004. Non-interest bearing deposits increased 57.8%, the majority of which came from business accounts, and interest bearing deposits grew 16.2% from year-ago levels.

    As of March 31, 2005, First State Financial Corporation had total assets of $296.9 million, total loans of $252.1 million and total deposits of $245.1 million. This represents an 8.3% increase in assets, a 10.1% increase in loans and a 15.4% increase in deposits from December 31, 2004.

    First State Bank is a wholly owned subsidiary of First State Financial Corporation, headquartered in Sarasota, FL. First State Bank currently operates six offices, three in Sarasota County and three in Pinellas County.

    Except for historical information contained herein, this news release contains comments or information that constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

First State Financial Corporation and subsidiary
Unaudited
Consolidated Statements of Income

                                                       For the quarter ended
                                                              March 31,
                                                    ---------------------------
(in thousands, except per share data)                   2005           2004
                                                    ------------   ------------
Interest income                                     $      4,221   $      3,177
Interest expense                                           1,403          1,158
Net interest income                                        2,818          2,019
Provision for loan loss                                        0            144
Non-interest income                                          488            350
Non-interest expense                                       2,013          1,531
Income before income tax expense                           1,293            694
Income tax expense                                           496            274
Net income                                                   797            420

Basic earnings per share                            $       0.14   $       0.13
Diluted earnings per share                          $       0.14   $       0.13

                                                       For the quarter ended
                                                              March 31,
                                                    ---------------------------
Selected financial data (in thousands)                  2005           2004
                                                    ------------   ------------
Average loans outstanding                           $    229,427   $    183,092
Average earning assets                                   267,404        205,896
Net loan (charge-offs) / recoveries                           12              8

Return on assets                                            1.16%          0.78%
Return on average equity                                    8.49%         14.92%
Net interest margin                                         4.27%          3.94%
Book value                                          $       7.23   $       3.97
Average diluted shares                                 5,878,387      3,189,655
End of period shares outstanding                       5,856,265      3,386,240

                                                            2005           2004
Non-accrual loans as of March 31,                   $      1,001   $      1,095
Non-accrual loans as a % of total loans                     0.40%          0.58%

SOURCE  First State Financial Corporation
    -0-                             04/13/2005

    /CONTACT: Corey J. Coughlin, President and CEO of First State Financial Corporation, +1-941-929-9000, or ccoughlin@firststatefl.com/
    /Web site:  http://www.firststatefl.com